NEWS RELEASE

Contact:     Bob Cardon, Dynatronics Corp.
800-874-6251, or 801-568-7000

Dynatronics Elects New Chairman of the Board
and Chief Financial Officer

Salt Lake City, Utah (January 21, 2005) - Dynatronics Corporation (NASDAQ: DYNT) today announced the election of Kelvyn H. Cullimore Jr. to serve as the company’s new Chairman of the Board. Mr. Cullimore succeeds his father, Kelvyn H. Cullimore, a founder of Dynatronics who has served as its Chairman for 25 years.
Under the leadership of the outgoing chairman and founder, Dynatronics grew from a fledgling start-up to an industry leader with over $20 million in sales. “We pay tribute to Kelvyn Sr. for his vision, dedication and drive,” stated Kelvyn H. Cullimore Jr., company president and newly elected chairman.
The former chairman is taking an 18-month leave of absence from the company to join humanitarian efforts in Asia.
Kelvyn H. Cullimore Jr. has been the president and CEO of Dynatronics since 1992. He had previously served as administrative vice president from 1988 to 1992 and as secretary-treasurer from 1983 to 1992. He has been a director of the Company since its inception. The board expressed confidence in his ability to continue to lead the company in his newly added responsibility as chairman.
“We know Kelvyn Jr. has the knowledge and ability to strategically lead the company to new levels of success,” said Howard L. Edwards, a member of Dynatronics’ board. “He will maintain the tradition of consistent growth and profitability established by his father.”
The board of directors also elected Terry M. Atkinson, a certified public accountant, as the company’s new chief financial officer. Mr. Atkinson has been Dynatronics’ controller for the past ten years. Prior to joining the company, he served as controller for Doxy-Hatch Medical Center and controller for Southern American Insurance Company.
“Terry brings proven skills and experience in financial and accounting management to this position,” explained Cullimore. “He will be a great asset and addition to Dynatronics’ executive management team.”
Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets.
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